January 2024

Pricing Supplement No. 719

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 19, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

Fully and Unconditionally Guaranteed by Morgan Stanley

▪ Linked to the S&P 500® Index

▪ The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide for a payment at maturity that may be significantly less than the face amount and have the terms described in the accompanying product supplement for principal at risk securities, index supplement and prospectus, as supplemented or modified by this document. At maturity:

▪    If the level of the underlying index has increased, investors will receive the face amount plus a positive return equal to 132% of the percentage increase in the level of the underlying index from the starting level

▪    If the level of the underlying index has decreased, but the underlying index has not decreased by more than 30%, investors will receive the face amount

▪    If the underlying index has decreased by more than 30%, investors will have 1-to-1 downside exposure to the decrease in the level of the underlying index from the starting level, and investors will lose more than 30%, and possibly all, of the face amount

▪  Investors may lose a significant portion, or all, of the face amount of the securities

▪  These long-dated securities are for investors who seek an equity index-based return and who are willing to risk their investment and forgo current income in exchange for the participation rate that applies to a limited range of performance of the underlying index

▪  The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program

▪  All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment

▪  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the underlying index

The current estimated value of the securities is $918.10 per security. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 3.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$43.70	$956.30
Total	$4,723,000	$206,395.10	$4,516,604.90
(1)	Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $43.70 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $35 per security, and WFA may receive a distribution expense fee of $1.20 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)	In respect of certain securities sold in this offering, we may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3)	See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated November 16, 2023                                  Index Supplement dated November 16, 2023
Prospectus dated November 16, 2023

Morgan Stanley	Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

Final Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	January 24, 2034, subject to postponement if the calculation day is postponed*
Market measure:	S&P 500® Index (the “underlying index”)
Underlying index publisher:	S&P® Dow Jones Indices LLC, or any successor thereof
Maturity payment amount:

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

•   If the ending level is greater than the starting level:

$1,000 plus:

•   If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000

•   If the ending level is less than the threshold level:

$1,000 plus

If the ending level is less than the threshold level, you will lose more than 30%, and possibly all, of the face amount of your securities at maturity.

Index return:
Participation rate:	132%
Starting level:	4,839.81, which is the closing level of the underlying index on the pricing date
Ending level:	The closing level of the underlying index on the calculation day
Calculation day:	January 19, 2034**
Threshold level:	3,387.867, which is 70% of the starting level
Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	January 19, 2024
Original issue date:	January 24, 2024 (3 business days after the pricing date)
CUSIP / ISIN:	61771WPZ5 / US61771WPZ58
Listing:	The securities will not be listed on any securities exchange.
Agents:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

* Subject to postponement pursuant to “General Terms of the Securities—Payment Dates” in the accompanying product supplement for principal at risk securities.

** Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement for principal at risk securities.

January 2024	Page 2

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000 per security. We estimate that the value of each security on the pricing date is $918.10.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the participation rate and the threshold level, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

January 2024	Page 3

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

Investor Considerations

The Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for any positive performance of the underlying index

▪	To enhance returns and potentially outperform the underlying index in a bullish scenario

▪	To achieve similar levels of upside exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the participation rate

The securities are not designed for, and may not be an appropriate investment for, investors who:

▪	Seek a liquid investment or are unable or unwilling to hold the securities to maturity

▪	Are unwilling to accept the risk that the ending level of the underlying index may decrease by more than 30% from the starting level, resulting in a loss of a significant portion or all of the initial investment

▪	Seek full return of the face amount of the securities at maturity

▪	Seek current income from their investments

▪	Seek exposure to the underlying index but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the securities

▪	Are unwilling to accept our credit risk

▪	Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlying index, please see the section titled “S&P 500® Index” below.

January 2024	Page 4

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

Determining Payment at Maturity

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

January 2024	Page 5

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the maturity payment amount on the securities based on the following terms:

Face amount:	$1,000 per security
Participation rate:	132%
Threshold level:	70% of the starting level

Securities Payoff Diagram

January 2024	Page 6

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

Scenario Analysis and Examples of Maturity Payment Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the underlying index relative to the starting level. We cannot predict the ending level on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the underlying index. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity on a hypothetical offering of the securities, based on the following terms*:

Investment term:	10 years
Hypothetical starting level:	100.00
Threshold level:	70.00 (70% of the hypothetical starting level)
Participation rate:	132%

* The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level is set forth under “Final Terms” above. For historical data regarding the actual closing levels of the underlying index, see the historical information set forth herein.

Example 1—The level of the underlying index increases from a starting level of 100.00 to an ending level of 130.00.

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount would equal $1,000 plus:

1,000 × index return × participation rate

$1,000 × 30% × 132%

= $396.00

On the maturity date, you would receive the maturity payment amount equal to $1,396.00 per $1,000 face amount of securities, resulting in a total return on the securities of 39.60%.

Example 2—The level of the underlying index decreases from a starting level of 100.00 to an ending level of 95.00.

Because the hypothetical ending level is less than or equal to the hypothetical starting level but greater than or equal to the hypothetical threshold level, the maturity payment amount would equal:

$1,000

Because the hypothetical ending level is less than or equal to the hypothetical starting level but greater than or equal to the hypothetical threshold level, you would receive the maturity payment amount equal to $1,000 per $1,000 face amount of securities, resulting in a total return on the securities of 0%.

Example 3—The level of the underlying index decreases from a starting level of 100.00 to an ending level of 50.00.

Because the hypothetical ending level is less than the hypothetical starting level by more than 30%, you would lose a significant portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (index return)]

$1,000 + [$1,000 × (-50%)]

= $500.00

Because the ending level is below the threshold level on the calculation day, the securities will be exposed on a 1-to-1 basis to any decline in the level of the underlying index. Therefore, the maturity payment amount is equal to $500.00 per $1,000 face amount of securities, resulting in a total loss on the securities of 50%.

January 2024	Page 7

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

If the ending level is below the threshold level on the calculation day, the securities will be exposed on a 1-to-1 basis to any decline in the level of the underlying index. You may lose more than 30%, and possibly all, of the face amount of your securities at maturity.

January 2024	Page 8

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Face Amount of Securities.

Performance of the Underlying Index*		Performance of the Securities
Ending Level	Percentage Change from the Starting Level to the Ending Level	Maturity Payment Amount	Return on Securities(1)
250.00	150.00%	$2,980.00	198.00%
200.00	100.00%	$2,320.00	132.00%
190.00	90.00%	$2,188.00	118.80%
180.00	80.00%	$2,056.00	105.60%
170.00	70.00%	$1,924.00	92.40%
160.00	60.00%	$1,792.00	79.20%
150.00	50.00%	$1,660.00	66.00%
140.00	40.00%	$1,528.00	52.80%
130.00	30.00%	$1,396.00	39.60%
120.00	20.00%	$1,264.00	26.40%
110.00	10.00%	$1,132.00	13.20%
105.00	5.00%	$1,066.00	6.60%
100.00(2)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
69.00	-31.00%	$690.00	-31.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

*The underlying index excludes cash dividend payments on stocks included in the underlying index.

(1) The “Return on Securities” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 face amount of securities to the purchase price of $1,000 per security.

(2) The hypothetical starting level

January 2024	Page 9

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

▪	The securities do not pay interest, and you will lose more than 30%, and possibly all, of the face amount of your securities at maturity if the ending level is less than the threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or repay a fixed amount of the face amount of the securities. If the ending level is less than the threshold level, which is 70% of the starting level, you will lose more than 30% , and possibly all, of the face amount of your securities at maturity. Investors may lose their entire investment in the securities.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the securities in the secondary market, including the level, volatility (frequency and magnitude of changes in level) and dividend yield of the underlying index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the ending level of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the face amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the securities is not linked to the value of the underlying index at any time other than the calculation day. The ending level will be based on the closing level of the underlying index on the calculation day, subject to postponement for non-trading days and certain market disruption events. Even if the level of the underlying index increases prior to the calculation day but then decreases by the calculation day, the maturity payment amount will be less, and may be significantly less, than it would have been had the maturity payment amount been linked to the level of the underlying index prior to such decrease. Although the actual level of the underlying index on the maturity date or at other times during the term of the securities may be higher than the ending level, the maturity payment amount will be based solely on the closing level of the underlying index on the calculation day.

January 2024	Page 10

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

▪	Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting level, the threshold level and the ending level and will calculate the amount of cash you receive at maturity, if any. Moreover,

January 2024	Page 11

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending level in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “General Terms of the Securities—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting level, and, therefore, could increase the level at or above which the underlying index must close on the calculation day so that investors do not suffer a significant loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the calculation day, could adversely affect the level of the underlying index on the calculation day, and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than two business days prior to the maturity date, the maturity date of the securities will be postponed to the second business day following that calculation day as postponed.

▪	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying index to which the securities are linked.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information About the Securities—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a

January 2024	Page 12

Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

▪	Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the maturity payment amount on the securities will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

▪	Historical levels of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the securities. No assurance can be given as to the level of the underlying index at any time, including on the calculation day, because historical levels of the underlying index do not provide an indication of future performance of the underlying index.

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Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization of USD $14.5 billion or more, which reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the underlying index for each quarter in the period from January 1, 2019 through January 19, 2024. The closing level of the underlying index on January 19, 2024 was 4,839.81. We obtained the information in the graph and table below from Bloomberg Financial Markets without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical levels of the underlying index as an indication of its future performance, and no assurance can be given as to the closing level of the index on the calculation day.

S&P 500® Index Daily Closing Levels January 1, 2019 to January 19, 2024

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

Tax considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪	Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for principal at risk securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for

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Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

principal at risk securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $43.70 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $35 per security. In addition to the selling concession allowed to WFA, WFS may pay $1.20 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See "Plan of Distribution, Conflicts of Interest" in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references to "agent" in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for principal at risk securities.

Validity of the securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2023, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2023.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and

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Morgan Stanley Finance LLC

Market Linked Securities—Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due January 24, 2034

this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated November 16, 2023

Terms used but not defined in this document are defined in the product supplement for principal at risk securities, in the index supplement or in the prospectus.

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